UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 18, 2007

Microsoft Corporation

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-14278	91-1144442
(Commission File Number)	(IRS Employer Identification No.)

One Microsoft Way, Redmond, Washington	98052-6399
(Address of Principal Executive Offices)	(Zip Code)

(425) 882-8080

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On May 18, 2007, Microsoft Corporation issued a press release announcing that it had entered into a merger agreement to acquire aQuantive, Inc., a digital marketing company based in Seattle, Washington. The press release is furnished herewith as Exhibit 99.1.

Item 8.01	Other Events.

On May 18, 2007, Microsoft Corporation announced that it had entered into a merger agreement to acquire aQuantive, Inc., a digital marketing company based in Seattle, Washington. Pursuant to the agreement, at the effective time of the merger, each share of common stock of aQuantive issued and outstanding will be automatically converted into the right to receive $66.50 in cash.

The consummation of the merger is subject to various customary conditions, including approval of the merger agreement by aQuantive’s shareholders and the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976.

The merger agreement contains customary representations and warranties between the parties. The merger agreement also contains customary covenants and agreements, including covenants regarding the parties’ efforts to cause the closing to be completed. The merger agreement also requires aQuantive to call and hold a meeting of its shareholders to approve the merger agreement.

If the merger agreement is terminated under certain specified circumstances, aQuantive may be required to pay Microsoft a termination fee of $175,000,000 in cash. In addition, if regulatory approvals are not obtained under certain circumstances specified in the merger agreement, Microsoft may be required to pay aQuantive a termination fee of $500,000,000 in cash.

Microsoft expects to complete the transaction in the first half of Microsoft’s fiscal year 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSOFT CORPORATION (Registrant)

Date: May 24, 2007	/s/ Frank H. Brod
Frank H. Brod
Corporate Vice President, Finance and Administration; Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated May 18, 2007.